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                      Exhibit No. 11.1

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                FIRST EMPIRE STATE CORPORATION AND SUBSIDIARIES
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                                                                             THREE MONTHS ENDED
                                                                                  MARCH 31
COMPUTATION OF EARNINGS PER COMMON SHARE
AMOUNTS IN THOUSANDS, EXCEPT PER SHARE                                      1997               1996
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
Primary         Average common shares outstanding......................     6,685              6,399
                Common stock equivalents *.............................       415                379
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                Primary common shares outstanding......................     7,100              6,778
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                Net income.............................................   $41,259             36,153
                Less: Cash dividends on preferred stock................          --              900
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                 Net income available to common shareholders...........   $41,259             35,253
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                Earnings per common share--primary.....................     $5.81               5.20
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Fully diluted   Average common shares outstanding......................     6,685              6,399
                Common stock equivalents *.............................       429                406
                Assumed conversion of 9% convertible
                 preferred stock.......................................        --                490
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                   Fully diluted average common shares outstanding.....     7,114              7,295
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                Net income.....................................           $41,259             36,153
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                Earnings per common share--fully diluted.......             $5.80               4.96
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*   Represents shares of First Empire's common stock issuable upon the assumed exercise of outstanding stock options granted pursuant to the First Empire
    State Corporation 1983 Stock Option Plan under the "treasury stock" method of accounting.